Exhibit 3.19

CERTIFICATE OF FORMATION

OF

Blue Tiger Oilfield Services LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: Blue Tiger Oilfield Services LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, I Richard H. Bell, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this February 17, 2012.

/s/ Richard H. Bell
Harvard Business Services, Inc.
By: Richard H. Bell, Organizer